Exhibit 99.1

Confirmation Press Release

FriendFinder Networks Obtains Confirmation of Plan of Reorganization and Plans to Emerge from Bankruptcy by Year-end

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Noteholders Overwhelmingly Approved Plan

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Plan Expected to Strengthen Balance Sheet and Grow Flagship Brands

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All Operations Continue as Normal

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Plan Expected to Become Effective by Year-end

(Sunnyvale, CA – December 17, 2013) FriendFinder Networks Inc. (OTCQB: FFNTQ), a leading internet and technology company providing services in the social networking and web-based video sharing markets, announced today that it has obtained confirmation of its plan of reorganization from the United States Bankruptcy Court for the District of Delaware, paving the way for the Company to emerge from bankruptcy by year-end.

The plan of reorganization, once implemented, will strengthen the Company’s balance sheet and enable FriendFinder Networks to grow its flagship brands.   The plan is expected to reduce the Company’s annual interest expense by over $50 million, eliminate approximately $300 million of secured debt, and return control of the Company to the FriendFinder Networks founder, Andrew Conru.

On emergence, the 14% Senior Secured Notes due 2013 will be exchanged for new notes in the same principal amount, plus certain additional consideration in the form of cash or notes. Holders of the 11.5% Non-Cash Pay Secured Notes due 2014 and 14% Cash Pay Secured Notes due 2013 will receive substantially all of the new common stock to be issued by reorganized FriendFinder Networks, plus cash consideration subject to certain conditions. The Company’s current common stock will be extinguished once the agreement becomes effective and will no longer trade on the open market.

FriendFinder Networks is being advised by the law firm of Greenberg Traurig LLP and financial advisor SSG Capital Advisors, LLC.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including FriendFinder.com, Amigos.com, AsiaFriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Media Contacts:

Lindsay Trivento
Director, Corporate Communications - FriendFinder Networks Inc.
561.912.7010 or ltrivento@ffn.com

Tom Becker

Sitrick And Company

Office: 212.573.6100 or tom_becker@sitrick.com